EXHIBIT 15.1

[Deloitte & Touche LLP Letterhead]

14 May 2008

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our reports dated 27 February 2008, relating to the financial statements of The Royal Bank of Scotland Group plc, and the effectiveness of The Royal Bank of Scotland Group plc’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of The Royal Bank of Scotland Group plc for the year ended 31 December 2007, in the following Registration Statements:

Form Registration Statement No.

F-3 333-123972
F-3 333-100661
F-3 333-73950
S-8 333-85208
S-8 333-115726
S-8 333-120980
S-8 333-130558
S-8 333-12378
S-8 333-13700

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
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